November  10,  1999


Mr.  Moisha  Bodner
Aryeh  Trading
Re:  Collateral  Agreement

Dear  Mr.  Brodner,

TrimFast Group, Inc. as agreed to additionally collaterize the Agreement dated October 22, 1999 between TrimFast Group, Inc. and Aryeh Trading. Under the Agreement TrimFast Group will purchase 155,000 shares of its common stock for a share price of $8.25 per share totaling $1,278,760.00.

TrimFast Group, Inc. and Aryeh Trading have mutually agreed to the following new term, which supercede all written or oral terms with respect to the said repurchase of shares.

1. On or before January 25, 2000 TrimFast Group, Inc. share purchase 155,000 shares of its common stock from Aryeh Trading at a price of $8.25 per share. TrimFast Group may prior to January 25, 2000 begin purchasing here from Aryeh Trading at its discretion.

2. In the event all shares are not completely purchased by January 25, 2000 pursuant to this preceding paragraph, TrimFast Group, Inc. hereby grants to Aryeh Trading a security interest in all of its right, title and interest in and to the real estate that is the subject of the Warranty Dead attached hereto and that is identified therein as Parcel I.D. Nos 06-29-15-09072-000-0501 and 06-29-15-09072-000-0502 (the "Real
       Estate"). TrimFast Group, Inc. represents that its owns the real estate free and clear of any and all encumbrances and TrimFast Group, Inc. further warrants that the real estate shall remain free and clear of any encumbrances in favor of any party other than Aryeh Trading until February 15, 2000.

3. In the event shares are not purchased back by January 25, 2000 where price shall increase $.25 per month until completion of purchase.

Agreed  this  10th  day  of  November  1999
              ----



 /s/ Moishe Bodner                          /s/ Michael Muzio
------------------                          ----------------------
Aryeh  Trading                              TrimFast  Group,  Inc.



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